Exhibit 99

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET CORPORATION SECOND QUARTER

EARNINGS PER SHARE FROM CONTINUING OPERATIONS $0.61

MINNEAPOLIS, August 11, 2005 — Target Corporation today reported earnings from continuing operations for the second quarter ended July 30, 2005 of $540 million, or 61 cents per share, compared with $360 million, or 39 cents per share, in the second quarter ended July 31, 2004. Prior year results from continuing operations include a loss of $74 million, or 5 cents per share, from early retirement of debt. Second quarter 2004 earnings per share of $1.53 also included 3 cents per share from discontinued operations and $1.11 per share from the gain on disposal of discontinued operations. All earnings per share figures refer to diluted earnings per share.

“We are very pleased with our second quarter results,” said Bob Ulrich, chairman and chief executive officer of Target Corporation.  “Our performance reflects our strategic discipline, consistent execution, and ability to delight Target’s guests with the right combination of innovation, design and value. As a result of our momentum and team members’ continuing dedication, we believe that Target is well-positioned to enjoy profitable market share growth for the remainder of 2005.”

Continuing Operations

Total revenues in the second quarter increased 13.6 percent to $11.990 billion from $10.556 billion in 2004, driven by a 6.7 percent increase in comparable store sales combined with the contribution from new store expansion and our credit card operations. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the quarter, earnings before interest and income taxes (EBIT) increased 24.6 percent to $979 million, compared with $786 million in the second quarter 2004. The contribution from the company’s credit card operations to EBIT was $153 million, an increase of $33 million, or 27.5 percent.

In the second quarter, the company’s gross margin rate improved from the prior year, primarily due to higher markup. Favorability in markdowns and inventory shortage also contributed to the improvement. The company’s expense rate was unfavorable to prior year. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

—more —

Net interest expense for the quarter decreased $97 million compared with second quarter 2004. Of this year-over-year improvement, $74 million is attributable to a loss on debt repurchase in the second quarter of 2004 and the remaining $23 million reflects lower average funded balances in the current year, resulting from the application of proceeds from the Mervyn’s and Marshall Field’s sale transactions, partially offset by a higher average portfolio interest rate.

Other Factors

The company’s effective income tax rate for continuing operations for the second quarter was 37.9 percent in 2005 compared with 37.8 percent in 2004.

In June 2004, the company announced a $3 billion share repurchase program. Under this program, the company repurchased $80 million of its common stock during the second quarter of 2005, acquiring 1.7 million shares at an average price of $47.42 per share. Program to-date, the company has acquired 39.3 million shares of its common stock at an average price per share of $45.95, reflecting a total investment of approximately $1.81 billion. The company continues to expect that this share repurchase program will be completed within two to three years of its inception.

Miscellaneous

Target Corporation will webcast its second quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (scroll down to the bottom of the Home page and click on “Investors”, then click on “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on August 12, 2005. The replay number is (203) 369-1717.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 First Quarter Form 10-Q.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. At quarter-end, the company operated 1,351 Target stores in 47 states.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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(Tables Follow)

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended			Six Months Ended
(Millions, except per share data)	July 30,	July 31,	%	July 30,	July 31,	%
(Unaudited)	2005	2004	Change	2005	2004	Change

Sales	$11,667	$10,277	13.5%	$22,838	$20,186	13.1%
Net credit revenues	323	279	16.1	629	550	14.4

Total revenues	11,990	10,556	13.6	23,467	20,736	13.2

Cost of sales	7,828	7,009	11.7	15,384	13,778	11.7
Selling, general and administrative expense	2,650	2,289	15.8	5,145	4,461	15.3
Credit expense	187	173	8.4	366	347	5.5
Depreciation and amortization	346	299	15.7	686	591	16.0

Earnings from continuing operations before interest expense and income taxes	979	786	24.6	1,886	1,559	21.0

Net interest expense	110	207	(46.8)	221	350	(37.0)

Earnings from continuing operations before income taxes	869	579	50.1	1,665	1,209	37.8

Provision for income taxes	329	219	50.5	631	457	38.2

Earnings from continuing operations	540	360	49.8	1,034	752	37.6

Earnings from discontinued operations, net of $19 and $44 tax	—	31	(100.0)	—	71	(100.0)
Gain on disposal of discontinued operations, net of $650 and $650 tax	—	1,019	(100.0)	—	1,019	(100.0)

Net earnings	$540	$1,410	(61.8)%	$1,034	$1,842	(43.9)%

Basic earnings per share:
Continuing operations	$0.61	$0.40	54.6	$1.17	$0.82	41.8
Discontinued operations	—	0.03	(100.0)	—	0.08	(100.0)
Gain on disposal of discontinued operations	—	1.12	(100.0)	—	1.12	(100.0)
Basic earnings per share	$0.61	$1.55	(60.5)%	$1.17	$2.02	(42.2)%

Diluted earnings per share:
Continuing operations	$0.61	$0.39	54.6	$1.16	$0.81	41.9
Discontinued operations	—	0.03	(100.0)	—	0.08	(100.0)
Gain on disposal of discontinued operations	—	1.11	(100.0)	—	1.11	(100.0)
Diluted earnings per share	$0.61	$1.53	(60.6)%	$1.16	$2.00	(42.1)%

Weighted average common shares outstanding:
Basic	883.3	911.5		885.1	912.1
Diluted	891.2	919.2		892.4	920.3

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION
(Millions)	July 30,	July 31,
(Unaudited)	2005	2004

ASSETS
Cash and cash equivalents	$696	$1,735
Accounts receivable, net	5,012	4,365
Inventory	5,628	4,914
Other current assets	1,001	984
Current assets of discontinued operations	—	1,064
Total current assets	12,337	13,062

Property and equipment, net	18,023	15,980
Other non-current assets	1,559	1,319
Non-current assets of discontinued operations	—	958
Total assets	$31,919	$31,319

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$5,472	$4,740
Current portion of long-term debt and notes payable	753	606
Other current liabilities	1,812	2,082
Current liabilities of discontinued operations	—	517
Total current liabilities	8,037	7,945

Long-term debt	8,226	9,057
Deferred income taxes	973	768
Other non-current liabilities	1,161	987
Non-current liabilities of discontinued operations	—	122
Shareholders’ investment	13,522	12,440
Total liabilities and shareholders’ investment	$31,919	$31,319

Common shares outstanding	884.7	903.3

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION	Six Months Ended
(Millions)	July 30,	July 31,
(Unaudited)	2005	2004

OPERATING ACTIVITIES
Net earnings	$1,034	$1,842
Earnings from and gain on disposal of discontinued operations, net of tax	—	(1,090)
Earnings from continuing operations	1,034	752
Reconciliation to cash flow:
Depreciation and amortization	686	591
Deferred income tax	—	136
Bad debt provision	217	216
Loss on disposal of fixed assets, net	43	24
Other non-cash items affecting earnings	12	40
Changes in operating accounts providing/(requiring) cash:
Accounts receivable originated at Target	17	36
Inventory	(244)	(383)
Other current assets	191	79
Other non-current assets	(8)	29
Accounts payable	(307)	(216)
Accrued liabilities	85	79
Income taxes payable	(286)	309
Other	18	—
Cash Flow Provided by Operations	1,458	1,692

INVESTING ACTIVITIES
Expenditures for property and equipment	(1,774)	(1,397)
Proceeds from disposal of fixed assets	13	10
Change in accounts receivable originated at third parties	(177)	5
Proceeds from sale of discontinued operations	—	3,200
Cash Flow (Required) / Provided by Investing Activities	(1,938)	1,818

FINANCING ACTIVITIES
Reductions of long-term debt	(513)	(1,385)
Dividends paid	(142)	(128)
Repurchase of stock	(533)	(487)
Stock option exercises	120	75
Other	(1)	—
Cash Flow Required by Financing Activities	(1,069)	(1,925)

Net Cash Required by Discontinued Operations	—	(558)
Net (Decrease) / Increase in Cash and Cash Equivalents	(1,549)	1,027

Cash and Cash Equivalents at Beginning of Period	2,245	708
Cash and Cash Equivalents at End of Period	$696	$1,735

Target Corporation

(Millions)

(Unaudited)

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE STORE SALES

Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores		Retail Square Feet
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004	% Change
Target General Merchandise Stores	1,210	1,146	146,096	137,090	6.6%
SuperTarget Stores	141	126	24,936	22,322	11.7
Total	1,351	1,272	171,032	159,412	7.3%

	Three Months Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Continuing Operations Comparable Store Sales	6.7%	3.9%	6.5%	5.5%

CREDIT CARD CONTRIBUTION OF CONTINUING OPERATIONS

	Three Months Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Revenues
Finance charges, late fees and other revenues	$293	$256	$572	$507
Merchant fees
Intracompany	17	14	32	28
Third-party	30	23	57	43
Total revenues	340	293	661	578
Expenses
Bad debt provision	111	105	217	216
Operations and marketing	76	68	149	131
Total expenses	187	173	366	347
Pre-tax credit card contribution	$153	$120	$295	$231
As a percent of average receivables (annualized)	11.5%	10.3%	11.1%	9.7%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Allowance at beginning of period	$394	$349	$387	$352
Bad debt provision	111	105	217	216
Net write-offs	(96)	(103)	(195)	(217)
Allowance at end of period	$409	$351	$409	$351
As a percent of period-end receivables	7.5%	7.4%	7.5%	7.4%

SUPPLEMENTAL DATA

	July 30, 2005	July 31, 2004
Period-end receivables	$5,421	$4,716
Total past due as a percent of period-end receivables *	3.0%	3.8%

* Accounts with three or more payments past due.

	Three Months Ended		Six Months Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Total revenues as a percent of average receivables (annualized):	25.5%	25.0%	24.8%	24.3%
Net write-offs as a percent of average receivables (annualized):	7.2%	8.8%	7.3%	9.1%
Average receivables	$5,328	$4,697	$5,336	$4,756